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                                    FORM T-1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

                      CHECK IF AN APPLICATION TO DETERMINE
                      ELIGIBILITY OF A TRUSTEE PURSUANT TO
                             SECTION 305(b)(2) |_X_|

                           ___________________________

                              THE BANK OF NEW YORK

New York                                                 13-5160382

One Wall Street, New York, N.Y.                          10286
(Address of principal executive offices)                 (Zip code)
                           ___________________________

                            GS AUTO LOAN TRUST 2007-1

(State or other jurisdiction of                          (I.R.S. employer
incorporation or organization) DELAWARE                  identification no.)
                                                         51-6589574

(Address of principal executive offices)
c/o Wilmington Trust Co., Rodney Square N, 1100 North    (Zip code) - 19890-0001
Market Street, Wilmington, Delaware

                           ___________________________

                 ASSET BACKED NOTES OF GS AUTO LOAN TRUST 2007-1

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

1.    General information. Furnish the following information as to the Trustee:

      (a) Name and address of each examining or supervising authority to which it is subject.

------------------------------------------------------------------------------------------------------------------------------------
                                  Name                                                                         Address
------------------------------------------------------------------------------------------------------------------------------------
        Superintendent of Banks of the State of New York                              One State Street, New York, N.Y.  10004-1417,
                                                                                      and Albany, N.Y. 12223

        Federal Reserve Bank of New York                                              33 Liberty Street, New York, N.Y.  10045

        Federal Deposit Insurance Corporation                                         Washington, D.C.  20429

        New York Clearing House Association                                           New York, New York   10005

      (b)   Whether it is authorized to exercise corporate trust powers.

      Yes.

2.    Affiliations with Obligor.

      If the obligor is an affiliate of the trustee, describe each such affiliation.

      None.

16.   List of Exhibits.

      Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the "Act") and 17 C.F.R. 229.10(d).

      1. A copy of the Organization Certificate of The Bank of New York (formerly Irving Trust Company) as now in effect, which contains the authority to commence business and a grant of powers to exercise corporate trust powers. (Exhibit 1 to Amendment No. 1 to Form T-1 filed with Registration Statement No. 33-6215, Exhibits 1a and 1b to Form T-1 filed with Registration Statement No. 33-21672, Exhibit 1 to Form T-1 filed with Registration Statement No. 33-29637 and
            Exhibit 1 to Form T-1 filed with Registration Statement No. 333-121195.)

      4. A copy of the existing By-laws of the Trustee. (Exhibit 4 to Form T-1 filed with Registration Statement No. 333-121195.)


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

      6. The consent of the Trustee required by Section 321(b) of the Act. (Exhibit 6 to Form T-1 filed with Registration Statement No. 333-106702.)

      7. A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

                                    SIGNATURE

      Pursuant to the requirements of the Act, the Trustee, The Bank of New York, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on the 15th day of June, 2007.

                                              THE BANK OF NEW YORK

                                              By:  /s/ Jared Fischer
                                                   -----------------------------
                                                   Name: Jared Fischer
                                                   Title: Assistant Treasurer

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